EXHIBIT INDEX

(a)(2)    Articles of Amendment to Articles of Incorporation, dated June 16,
          1999.

(a)(3)    Articles of Amendment to Articles of Incorporation, dated Nov. 14,
          2002.

(b)       By-laws as amended Jan. 11, 2001.